Exhibit 99.1

FOR IMMEDIATE RELEASE

STONERIDGE REPORTS STRONG SECOND-QUARTER 2017 RESULTS DRIVEN BY OUTPERFORMANCE AT ALL SEGMENTS

INCREASES 2017 GUIDANCE FOR THE SECOND CONSECUTIVE QUARTER

2017 Second Quarter Results

•	Earnings per diluted share attributable to Stoneridge, Inc. (“EPS”) of $0.32
•	Adjusted EPS of $0.42 (adjustments primarily related to the step-up in the fair value of the earn-out due to Orlaco outperformance)
•	Sales of $209.1 million, an increase of 12% over Q2 2016
•	Gross profit of $63.4 million
•	Adjusted gross profit of $64.1 million, an increase of 21% over Q2 2016 (30.6% of sales vs. 28.2% in Q2 2016)
•	Operating income of $15.7 million
•	Adjusted operating income of $18.7 million, an increase of 37% over Q2 2016 (8.9% of sales vs. 7.3% in Q2 2016)
•	Adjusted EBITDA of $25.7 million, an increase of 28% over Q2 2016 (12.3% of sales vs. 10.7% in Q2 2016)

2017 Guidance Improvement for All Financial Metrics

•	Sales of $795.0 - $815.0 million, an increase in the midpoint of 2.5% or $20 million relative to the previous guidance
•	Adjusted gross margin of 30.0% - 31.0%, an increase in the midpoint of 100 basis points
•	Adjusted operating income margin of 8.0% - 9.0%, an increase in the midpoint of 100 basis points
•	Adjusted EPS of $1.38 - $1.50, an increase in the midpoint of 20%, or $0.24 EPS
•	Adjusted EBITDA margin of 11.5% - 12.5%, an increase in the midpoint of 100 basis points

NOVI, Michigan – August 2, 2017 – Stoneridge, Inc. (NYSE: SRI) today announced financial results for the second quarter ended June 30, 2017, with sales of $209.1 million and EPS of $0.32. Adjusted EPS was $0.42 for the second quarter, excluding (i) the expense associated with the step-up in the fair value of the acquired Orlaco inventory, (ii) the expense resulting from the step-up in the fair value of the earn-out due to Orlaco outperformance and (iii) the expense related to the step-up in the fair value of the earn-out related to the acquisition of the remaining 26% minority interest in PST.

For the second quarter of 2017, Stoneridge reported gross profit of $63.4 million and adjusted gross profit of $64.1 million (30.6% of sales). Operating income was $15.7 million and adjusted operating income was $18.7 million (8.9% of sales). Adjusted EBITDA was $25.7 million (12.3% of sales).

Jon DeGaynor, President and Chief Executive Officer, commented, “We are proud to report that our quarterly performance resulted in record sales, gross profit and operating income for our current operations driven by strong financial performance at each of our segments. Quarter-over-quarter performance was driven by both organic and inorganic top-line growth as well as cost reduction across all segments. I want to highlight the fact that our acquisition of Orlaco is exceeding expectations and contributing to the financial performance for our Electronics segment. The strength of our year-to-date performance, and revised outlook for the remainder of the year, gives us confidence to increase our full-year outlook in each of our guidance metrics.”

Second Quarter in Review

Control Devices net sales increased primarily as a result of increased sales volume in the North American and Chinese automotive markets. Control Devices operating income and margin increased primarily due to an increase in sales and lower selling, general and administrative costs, which were partially offset by higher design and development costs to support technology investments and future product launches.

The Electronics segment net sales increased as a result of increases in North American commercial vehicle products, as well as an increase in sales volume in the European off-highway market related to the acquisition of Orlaco. Electronics gross margin improved primarily due to lower material costs resulting from a favorable product mix and favorable movement in foreign currency exchange rates.

PST net sales increased primarily due to an increase in monitoring services and favorable foreign currency translation. PST segment gross margin and operating income improved due to lower direct material costs related to a favorable sales mix, lower overhead costs as a result of the 2016 business realignment actions and favorable movement in foreign currency exchange rates.

DeGaynor added, “Our segments continue to improve. The growth at Control Devices was driven by increases in the Asia / Pacific market and a stronger mix of system-based solutions. Electronics is performing well and continues to invest in both the execution of awarded business and in developing technologies that will lead to growth in the segment. Orlaco, as part of the Electronics business, continues to exceed expectations with impressive sales growth and the ability to leverage growth into improved profitability. Additionally, PST delivered their fourth consecutive quarter of operating profitability. In the second quarter we acquired the remaining minority interest in PST allowing Stoneridge to fully capture the opportunities we see going-forward.”

Cash and Debt Balances

As of June 30, 2017, Stoneridge had cash and cash equivalent balances totaling $44.2 million. Total debt as of June 30, 2017, was $144.4 million. Total debt less cash and cash equivalents yields a current net debt to trailing-twelve month (“TTM”) adjusted EBITDA ratio of approximately 1.2x.

For the year-to-date, Stoneridge generated $27.0 million of cash from operations, compared with $17.8 million for the same period in the previous year. Capital expenditures for the first half of the year were $15.2 million compared with $12.0 million in the first half of 2016. As a result of cash from operations less capital expenditures, free cash flow in the first half of 2017 was $11.9 million compared with $5.8 million in the same period in 2016.

DeGaynor commented, “Our cash flow profile continues to strengthen as a result of improved operating results, a focus on managing our balance sheet and judicious use of capital to drive returns for our shareholders. Our relatively conservative balance sheet provides us with the flexibility we need to utilize our capital most efficiently through organic investment, M&A activities aligned with our long-term strategy or other capital allocation programs.”

2017 Outlook

The Company revised its 2017 sales guidance to $795.0 - $815.0 million from $775.0 - $795.0 million, an increase to the midpoint of the previous guidance of $20 million, or 2.5%, to $805 million.

Further, the Company revised its 2017 adjusted gross margin guidance and narrowed the guided range to 30.0% - 31.0% from 28.5% - 30.5%, an increase in the midpoint of 100 basis points. The Company also revised adjusted operating income margin and adjusted EBITDA margin up by 100 basis points to 8.0% - 9.0% and 11.5% - 12.5% respectively.

Finally, the Company revised its 2017 adjusted EPS guidance and narrowed the guided range to $1.38 - $1.50 from adjusted EPS of $1.10 - $1.30, excluding (i) the expense associated with the step-up in the fair value of the acquired Orlaco inventory, (ii) the expense resulting from the step-up in the fair value of the earn-out due to Orlaco outperformance and (iii) the expense related to the step-up in the fair value of the earn-out related to the acquisition of the remaining 26% minority interest in PST. The raised guidance represents an increase to the midpoint of the previous guidance of $0.24, or 20%, to $1.44.

Conference Call on the Web

A live Internet broadcast of Stoneridge’s conference call regarding 2017 second-quarter results can be accessed at 9:00 a.m. Eastern time on Thursday, August 3, 2017, at www.stoneridge.com, which will also offer a webcast replay.

About Stoneridge, Inc.

Stoneridge, Inc., headquartered in Novi, Michigan, is an independent designer and manufacturer of highly engineered electrical and electronic components, modules and systems principally for the automotive, commercial, motorcycle, agricultural and off-highway vehicle markets. Additional information about Stoneridge can be found at www.stoneridge.com.

Forward-Looking Statements

Statements in this release that are not historical fact are forward-looking statements which involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied in this release. Things that may cause actual results to differ materially from those in the forward-looking statements include, among other factors, the loss of a major customer; a significant volume change in automotive, commercial, motorcycle, off-highway and agricultural vehicle production; disruption in the OEM supply chain due to bankruptcies; a significant change in general economic conditions in any of the various countries in which the Company operates; labor disruptions at the Company’s facilities or at any of the Company’s significant customers or suppliers; the ability of the Company’s suppliers to supply the Company with parts and components at competitive prices on a timely basis; customer acceptance of new products; and the failure to achieve successful integration of any acquired company or business, including Orlaco. In addition, this release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements contained in this release can be found in the Company’s periodic filings with the Securities and Exchange Commission.

Use of Non-GAAP Financial Information
This press release contains information about Stoneridge's financial results which is not presented in accordance with accounting principles generally accepted in the United States ("GAAP"). Such non-GAAP financial measures are reconciled to their closest GAAP financial measures at the end of this press release. The provision of these non-GAAP financial measures for 2017 is not intended to indicate that Stoneridge is explicitly or implicitly providing projections on those non-GAAP financial measures, and actual results for such measures are likely to vary from those presented. The reconciliations include all information reasonably available to the Company at the date of this press release and the adjustments that management can reasonably predict.

Management believes the non-GAAP financial measures used in this press release are useful to both management and investors in their analysis of the Company’s financial position and results of operations. In particular, management believes that adjusted gross profit, adjusted operating income, adjusted net income, adjusted earnings per share, adjusted EBITDA and free cash flow are useful measures in assessing the Company’s financial performance by excluding certain items that are not indicative of the Company’s core operating performance or that may obscure trends useful in evaluating the Company’s continuing operating activities. Management also believes that these measures are useful to both management and investors in their analysis of the Company’s results of operations and provide improved comparability between fiscal periods. Management believes that free cash flow is useful to both management and investors in their analysis of the Company’s ability to service and repay its debt.

Adjusted gross profit, adjusted operating income, adjusted net income, adjusted earnings per share, and adjusted EBITDA should not be considered in isolation or as a substitute for gross margin, operating income, net income, earnings per share, cash provided by operating activities or other income statement or cash flow statement data prepared in accordance with GAAP.

For more information, contact Matthew R. Horvath, Director Investor Relations and M&A (Matthew.Horvath@Stoneridge.com)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
(in thousands, except per share data)	2017	2016	2017	2016

Net sales	$209,111	$186,903	$413,422	$349,519

Costs and expenses:
Cost of goods sold	145,697	134,152	288,857	251,607
Selling, general and administrative	35,704	29,247	69,970	55,019
Design and development	12,034	9,878	23,755	20,761

Operating income	15,676	13,626	30,840	22,132

Interest expense, net	1,518	1,840	2,928	3,354
Equity in earnings of investee	(555)	(153)	(735)	(296)
Other expense (income), net	605	(406)	795	(225)

Income before income taxes	14,108	12,345	27,852	19,299

Provision for income taxes	5,189	1,350	9,760	2,195

Net income	8,919	10,995	18,092	17,104

Net loss attributable to noncontrolling interest	(100)	(576)	(130)	(1,706)

Net income attributable to Stoneridge, Inc.	$9,019	$11,571	$18,222	$18,810

Earnings per share attributable to Stoneridge, Inc.:
Basic	$0.32	$0.42	$0.65	$0.68
Diluted	$0.32	$0.41	$0.64	$0.67

Weighted-average shares outstanding:
Basic	28,133	27,791	28,026	27,733
Diluted	28,517	28,262	28,531	28,208

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
(in thousands)	2017	2016
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$44,220	$50,389
Accounts receivable, less reserves of $926 and $1,630, respectively	137,577	113,225
Inventories, net	76,997	60,117
Prepaid expenses and other current assets	27,388	17,162
Total current assets	286,182	240,893

Long-term assets:
Property, plant and equipment, net	102,690	91,500
Intangible assets, net	76,682	39,260
Goodwill	36,241	931
Investments and other long-term assets, net	19,198	21,945
Total long-term assets	234,811	153,636
Total assets	$520,993	$394,529

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Current portion of debt	$6,524	$8,626
Accounts payable	78,914	62,594
Accrued expenses and other current liabilities	41,496	41,489
Total current liabilities	126,934	112,709

Long-term liabilities:
Revolving credit facility	132,000	67,000
Long-term debt, net	5,906	8,060
Deferred income taxes	19,559	9,760
Other long-term liabilities	28,254	4,923
Total long-term liabilities	185,719	89,743

Shareholders' equity:
Preferred Shares, without par value, 5,000 shares authorized, none issued	-	-
Common Shares, without par value, 60,000 shares authorized,
28,966 and 28,966 shares issued and 28,169 and 27,850 shares outstanding at
June 30, 2017 and December 31, 2016, respectively, with no stated value	-	-
Additional paid-in capital	225,364	206,504
Common Shares held in treasury, 796 and 1,116 shares at June 30, 2017
and December 31, 2016, respectively, at cost	(7,072)	(5,632)
Retained earnings	65,307	45,356
Accumulated other comprehensive loss	(75,259)	(67,913)
Total Stoneridge, Inc. shareholders' equity	208,340	178,315
Noncontrolling interest	-	13,762
Total shareholders' equity	208,340	192,077
Total liabilities and shareholders' equity	$520,993	$394,529

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

Six months ended June 30, (in thousands)	2017	2016

OPERATING ACTIVITIES:
Net income	$18,092	$17,104
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation	10,538	9,606
Amortization, including accretion of deferred financing costs	3,200	1,725
Deferred income taxes	5,450	548
Earnings of equity method investee	(735)	(296)
Gain on sale of fixed assets	(4)	(188)
Share-based compensation expense	4,065	2,888
Tax benefit related to share-based compensation expense	(758)	-
Change in fair value of contingent consideration	2,347	-
Changes in operating assets and liabilities, net of effect of business combination:
Accounts receivable, net	(13,494)	(28,536)
Inventories, net	(6,739)	(2,448)
Prepaid expenses and other assets	(4,174)	(5,388)
Accounts payable	11,675	19,430
Accrued expenses and other liabilities	(2,442)	3,349
Net cash provided by operating activities	27,021	17,794

INVESTING ACTIVITIES:
Capital expenditures	(15,167)	(12,006)
Proceeds from sale of fixed assets	20	354
Business acquisition, net of cash acquired	(77,538)	-
Net cash used for investing activities	(92,685)	(11,652)

FINANCING ACTIVITIES:
Acquisition of noncontrolling interest, including transaction costs	(1,796)	-
Revolving credit facility borrowings	84,000	-
Revolving credit facility payments	(19,000)	-
Proceeds from issuance of debt	1,901	11,800
Repayments of debt	(6,174)	(15,611)
Other financing costs	(61)	-
Repurchase of Common Shares to satisfy employee tax withholding	(2,207)	(1,384)
Net cash provided by (used for) financing activities	56,663	(5,195)

Effect of exchange rate changes on cash and cash equivalents	2,832	(24)
Net change in cash and cash equivalents	(6,169)	923
Cash and cash equivalents at beginning of period	50,389	54,361

Cash and cash equivalents at end of period	$44,220	$55,284

Supplemental disclosure of cash flow information:
Cash paid for interest	$2,755	$3,015
Cash paid for income taxes, net	$3,424	$1,733

Supplemental disclosure of non-cash operating and financing activities:
Bank payment of vendor payables under short-term debt obligations	$-	$2,122

Regulation G Non-GAAP Financial Measure Reconciliations

Reconciliation to US GAAP

Exhibit 1 - Adjusted EPS

(USD in millions)	Q2 2017	Q2 2017 EPS
Net Income Attributable to Stoneridge	$9.0	$0.32

Add: After-Tax Step-Up in Fair Value of Acquired Inventory from Orlaco	0.5	0.02
Add: After-Tax Step-Up in Fair Value of Earn-Out (Orlaco)	2.1	0.07
Add: After-Tax Step-Up in Fair Value of Earn-Out (PST)	0.2	0.01
Adjusted Net Income	$11.8	$0.42

Exhibit 2 - Adjusted Gross Profit

(USD in millions)	Q2 2017	YTD 2017
Gross Profit	$63.4	$124.6

Add: Pre-Tax Step-Up in Acquired Inventory from Orlaco	0.7	1.6
Adjusted Gross Profit	$64.1	$126.2

Exhibit 3 – Adjusted Operating Income

(USD in millions)	Q2 2017	YTD 2017
Operating Income	$15.7	$30.8

Add: Pre-Tax Step-Up in Acquired Inventory from Orlaco	0.7	1.6
Add: Pre-Tax Step-Up in Fair Value of Earn-Out (Orlaco)	2.1	2.1
Add: Pre-Tax Step-Up in Fair Value of Earn-Out (PST)	0.2	0.2
Add: Pre-Tax Transaction Costs Adjustment (Orlaco)	-	1.2
Adjusted Operating Income	$18.7	$36.0

Exhibit 4 – Adjusted EBITDA

(USD in millions)	Q3 2016	Q4 2016	Q1 2017	Q2 2017	TTM	Q2 2016
Income before tax	$10.9	$9.0	$13.7	$14.1	$47.7	$12.3
Interest expense, net	1.7	1.2	1.4	1.5	5.9	1.8
Depreciation and amortization	6.0	6.1	6.5	7.1	25.7	5.9
EBITDA	$18.6	$16.4	$21.6	$22.7	$79.3	$20.1
Add: Pre-Tax Step-Up in Acquired Inventory from Orlaco	-	-	1.0	0.7	1.6	-
Add: Pre-Tax Step-Up in Fair Value of Earn-Out (Orlaco)	-	-	-	2.1	2.1	-
Add: Pre-Tax Step-Up in Fair Value of Earn-Out (PST)	-	-	-	0.2	0.2	-
Add: Pre-Tax Transaction Costs Adjustment (Orlaco)	-	-	1.2	-	1.2	-
Adjusted EBITDA	$18.6	$16.4	$23.8	$25.7	$84.5	$20.1

Exhibit 5 – Free Cash Flow

(USD in millions)	YTD 2017	YTD 2016
Net Cash Provided by Operating Activities	$27.0	$17.8
Less: Capital Expenditures	(15.2)	(12.0)
Free Cash Flow	$11.9	$5.8